EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY ANNOUNCES DIRECTOR APPOINTMENT

Boise, Idaho, Thursday, April 7, 2011 -- Micron Technology, Inc., (NASDAQ: MU) today announced the appointment of Patrick J. Byrne to the company’s Board of Directors, effective immediately. Mr. Byrne is the Chief Executive Officer and President of Intermec, Inc., a leading developer and integrator of products, services and technologies that identify, track and manage supply chain assets and information.

“We are very pleased to welcome Pat to our Board of Directors,” said Steve Appleton, Micron Chairman and CEO. “Pat brings valuable experience and strengths to our Board, and we look forward to his contributions.”

Mr. Byrne has served as Intermec President and CEO, as well as a member of its Board of Directors, since July 2007. Prior to joining Intermec, Mr. Byrne was a 24-year veteran of Agilent Technologies and Hewlett Packard, where he held increasingly responsible positions in research, engineering, marketing and general management. Most recently, he served as Senior Vice President of Agilent Technologies and President of Agilent’s Electronic Measurement Group.

Mr. Byrne is a member of the Board of Directors of Flow International, a manufacturer of ultrahigh-pressure waterjet technology and a leading provider of robotics and assembly equipment. Additionally, Mr. Byrne is a member of the Board of Samuel Ginn College of Engineering at Auburn University. He holds degrees in Electrical Engineering from the University of California, Berkeley and Stanford University.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND Flash and NOR Flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron's common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.
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